Exhibit 10.4
FORM OF
RESTRICTED STOCK UNIT AGREEMENT
FOR EMPLOYEES UNDER THE
NATIONAL DENTEX CORPORATION
AMENDED AND RESTATED 2001 STOCK PLAN
Name of Participant:
No. of Restricted Stock Units in Incentive Award:
Effective Incentive Award Date:
     Pursuant to the National Dentex Corporation Amended and Restated 2001 Stock Plan (the “Plan”), National Dentex Corporation (the “Company”) hereby grants to Participant named above, who is an officer, or other employee of the Company or any of its Subsidiaries, an incentive award (the “Incentive Award”) of Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth herein and in the Plan.
     1. Vesting Schedule. No portion of this Incentive Award may be received until such portion shall have vested. Except as otherwise set forth in this Agreement or in the Plan, the RSUs will vest on the following basis, subject to continued employment with the Company or a Related Corporation on each vesting date:

Number of Restricted Stock Units	Vesting Criteria
[Number or percentage of Incentive Award]	[Specify time-based and/or performance-based vesting criteria]
     In the event of a Change of Control as defined in paragraph 9(D) of the Plan, this Incentive Award shall become immediately vested whether or not this Incentive Award or any portion thereof is vested at such time.
     2. Issuance of Stock under RSUs.
          (a) Each vested RSU entitles Participant to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the vesting of such RSU, or (ii) if deferral is permitted by the Committee and properly elected by Participant, at the end of the deferral period specified by Participant. Assuming no deferral period is permitted or elected, Stock will be issued as soon as practicable upon vesting of the RSUs.
          (b) Shares of Stock underlying the RSUs shall be issued and delivered to Participant in accordance with paragraph 2(a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Participant.

          (c) Until such time as shares of Stock have been issued to Participant pursuant to paragraph 2(b) above, and except as set forth in paragraph 2(d) below regarding dividends and dividend equivalents, Participant shall not have any rights as a holder of the shares of Stock underlying this Incentive Award including but not limited to voting rights.
          (d) In the event of any cash dividends paid to holders of Stock, the Company shall credit the account of the Participant on the dividend payment date, with an additional number of RSUs equal to the number of whole RSUs in such account multiplied by the dollar amount per share of such dividend, divided by the “fair market value” of the Stock (as determined in accordance with paragraph 7(D) of the Plan) on such date, rounded to the nearest whole unit.
     3. Termination of Employment or Other Business Relationship. If Participant’s employment by or other business relationship with the Company or any Related Corporation (as defined in the Plan) is terminated for any reason (whether with or without cause or due to death or disability of Participant), Participant’s right in any RSUs that are not vested shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect. In the event of such termination, and except as otherwise set forth in paragraph 4 below regarding retirement, the Company, as soon as practicable following the effective date of termination shall issue shares of Stock to Participant (or Participant’s designated beneficiary or estate executor in the event of Participant’s death) with respect to any RSUs which, as of the effective date of termination, have vested but for which shares of Stock had not yet been issued to Participant (for example, due to a valid deferral election).
     4. Retirement. In the event that Participant’s employment with the Company has terminated due to Participant’s early or normal retirement (as defined in the Company’s pension plan), the provisions of paragraph 3 above shall apply except that Stock shall not be issued with respect to any vested RSUs for which valid deferral elections have been made until the deferral dates set forth in such deferral elections.
     5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Incentive Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
     6. Transferability. This Agreement is personal to Participant, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Incentive Award is available, during Participant’s lifetime, only to Participant, and thereafter, only to Participant’s designated beneficiary.
     7. Tax Withholding. Participant shall, not later than the date as of which the Incentive Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee (as defined in paragraph 2(A) of the Plan) for payment of any federal, state, and local taxes required by law to be withheld on account of such taxable event. With the consent of the Company, a Participant who is an employee of the Company or any Related Corporation may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate “fair market value” (as defined in paragraph 7(D) of the Plan) that would satisfy the minimum required tax withholding amount due.
     8. Effect of Employment Agreement. If Participant is a party to an employment agreement with the Company and any provisions set forth in such employment agreement conflict with the provisions set forth in this Restricted Stock Unit Incentive Award Agreement, the provisions set forth in such employment agreement shall override such conflicting provisions set forth herein.
     9. Miscellaneous.
          (a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Participant at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.
          (b) This Incentive Award does not confer upon Participant any rights with respect to continuance of employment by the Company or any Subsidiary.
          (c) This Incentive Award shall be subject from time to time to such adjustments as may be necessary and appropriate under paragraph 14 of the Plan. Pursuant to paragraph 16 of the Plan, the Board may terminate or amend the Plan at any time, subject to any required action of the Company’s stockholders, but no such action may be taken which adversely affects Participant’s rights under this Agreement without Participant’s consent.

NATIONAL DENTEX CORPORATION

By:

Name:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Date:

(Signature and print name above)

Address:

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